EXHIBIT 10.11

Acquisition Agreement For 3,000,000 Armadillo Preferred Shares

DATED    OCTOBER 2008

(1) SEVEN ARTS PICTURES plc

(2) SMITH & WILLIAMSON TRUSTEES (JERSEY) LIMIT

(3) ARMADILLO INVESTMENTS LIMITED (in liquidation)

              STOCK SALE AGREEMENT

THIS AGREEMENT is made on          October 2008

BETWEEN

(1)	SEVEN ARTS PICTURES plc a company incorporated in England & Wales under company number 4276617 and whose registered office is at One America Square, Crosswall, London EC3N 2SG ("Company");

(2)
SMITH & WILLIAMSON TRUSTEES (JERSEY) LIMITED, whose registered office is at IFG House, 15 Union Street, St. Helier, Jersey JE1 1FG ("Buyer") as trustee of the Seven Arts Pictures Employee Benefit Trust established by a deed of trust dated 21 October 2008 and made between the Company and the Buyer; and

(3)
ARMADILLO INVESTMENTS LTD. (in members voluntary liquidation), a company incorporated in England and Wales under Company Number 4977138 whose registered office is at 30 Farringdon Street, London EC4A 4HJ acting by its liquidator, Michael James Meston Reid of Meston Reid & Co., of 12 Carden Place, Aberdeen AB10 1UR ("Seller")

RECITALS

(A)
The Company, then known as Cabouchon plc, and Seller entered into that certain Subscription Agreement dated August, 2004 ("Subscription Agreement"), a copy of which is attached hereto as Exhibit "A," under which Company issued to Seller and Seller acquired from Company 3,000,000 convertible redeemable preference shares with a par value of £1.00 each (the "Preference Shares"). As consideration for the issue of the Preference Shares pursuant to the Subscription Agreement, the Company received 3,000,000 ordinary shares of £0.10 in the capital of the Seller of which it now holds 1,600,000 such Ordinary Shares.

(B)	Buyer has agreed to acquire from Seller and Seller has agreed to sell to Buyer the Preference Shares for the Consideration.

(C)	The Company has agreed to deliver to Seller the Armadillo Shares and the Stock Option Agreement.

(D)
Buyer has agreed to convert certain of the Preference Shares into Ordinary Shares of the Company in accordance with the terms of the Subscription Agreement. The Company has agreed to transfer the Armadillo Shares to Seller and to issue to Seller an option to acquire five hundred thousand Ordinary Shares of Company at a price of £0.20 per Ordinary Share pursuant to the terms of the Stock Option Agreement attached hereto as Exhibit "B."

(E)
Company and Seller have agreed that this Agreement is in full and final settlement and release of any claims, demands or causes of action of any nature or kind whatsoever based upon or arising out of the Subscription Agreement or the Preference Shares that either of Company, Seller or their respective directors, shareholders, associated companies, officers, directors, or agents ("Parties") may have against any other Party.

IT IS AGREED as follows:
1. INTERPRETATION

1.1    In this Agreement:

'Act' means the Companies Act 1985 together with such provisions of the Companies Act 2006 as are in force at the date of this Agreement;

'Armadillo Shares' means 1,600,000 ordinary shares of £0.10 each in the capital of Seller now owned by Company together with all rights accrued thereon;

'Articles' means the articles of association for the time being of the Company;

'Business Day' means any day (other than a Saturday) when banks in London are open for the transaction of normal banking business;

'Charge' means the charge over shares to be issued by the Buyer to the Seller in terms of Clause 3.4.2 and in the form attached hereto as Exhibit 'C';

'Completion Date' means 23 October 2008;

'Consideration' shall have by the meaning set forth in clause 2.2 below;

'Conversion' shall mean the conversion of certain of the Preference Shares by Buyer into Ordinary Shares pursuant to the terms hereof;

'Encumbrance' means any mortgage, pledge, lien, charge, assignment, hypothecation or other agreement or arrangement which has the same or a similar effect to the granting of security;

'Liquidator' means Michael James Meston Reid in his capacity as liquidator of the Seller;

'Ordinary Shares' means ordinary shares of £0.05 each in the share capital of the Company;

'Preference Shares' shall mean 3,000,000 convertible redeemable preference shares of £1.00 each in the capital of the Company issued to Seller pursuant to the Subscription Agreement;

'Stock Option Agreement' means that certain stock option agreement between Company and Seller dated as of the Completion Date under which Company grants to Seller the right and option to acquire Ordinary Shares for £0.20 per Ordinary Share;

'Subscription Agreement' means that certain subscription agreement between Company and Seller dated August, 2004 attached hereto as Exhibit "A".

1.2    In this Agreement, a reference to:

    1.2.1    a 'subsidiary' or 'holding company' shall be construed in accordance with section 1159 of the Companies Act 2006;

    1.2.2    an 'associated company' and 'control' shall be construed in accordance with section 416 of the Income and Corporation Taxes Act 1988;

    1.2.3    a statutory provision includes a reference to:

(a)	the statutory provision as modified or re-enacted or both from time to time (whether before or after the date of this Agreement); and

(b)	any subordinate legislation made under the statutory provision (whether before or after the date of this Agreement);

    1.2.4    persons includes a reference to any body corporate, unincorporated association or partnership;

    1.2.5    a person includes a reference to that person's legal personal representatives or successors.

1.3     The headings in this Agreement shall not affect the interpretation of this Agreement.

2. ACQUISITION AND CONSIDERATION

2.1    On the Completion Date Seller shall sell to Buyer and Buyer shall acquire from Seller the Preference Shares for the Consideration. The Preference Shares shall be sold with the full title and interest held by the Liquidator and with all rights attaching to them and available to the Liquidator at the Completion Date and subsequently.

2.2    The consideration payable for the Preference Shares shall be the payment to Seller by Buyer of £1,500,000 in cash ("Consideration") payable as to:

    2.2.1    £500,000 on the Completion Date;

    2.2.2    £500,000 six (6) months after the Completion Date ("First Deferred Payment"); and

    2.2.3    £500,000 twelve (12) months after the Completion Date ("Second Deferred Payment").

         Any Deferred Payments not paid when due shall bear interest at the rate of 10% per annum.

3. COMPLETION

3.1    Subject always to the provisions of this clause, Completion shall take place at 5 Chancery Lane, Clifford's Inn, London EC4A 1 BL on the Completion Date at such time as the Buyer and Seller agree.

3.2    The Company shall procure that a board meeting of the Company is held at Completion at which:

    3.2.1     the transfer referred to in clause 3.3.1 is (subject only to it being duly stamped) approved for registration;

    3.2.2     the Stock Option Agreement is approved and executed by the Company;

    3.2.3     issue to the Buyer 10,000,000 Ordinary Shares pursuant to the Conversion.

3.3    At Completion, the Seller shall deliver or procure delivery to the Buyer of:

    3.3.1    a transfer of the Preference Shares in favour of the Buyer or its nominee duly executed by the Seller;

    3.3.2    the share certificate representing the Preference Shares in the name of the Seller (or an indemnity for a lost certificate in usual terms);

    3.3.3    the Stock Option Agreement duly signed by the Seller; and

    3.3.4    the Charge over Shares duly executed by the Seller.

3.4    At Completion, the Buyer shall deliver:

    3.4.1    a duly signed conversion notice on the Company in respect of the Preference Shares in accordance with the terms of the Subscription Agreement; and

    3.4.2    to the Seller the Charge over Shares duly executed by the Buyer and shall pay the cash sum of £500,000 to the Seller in respect of the first tranche of Consideration.

3.5    At Completion, the Company shall deliver or procure delivery to the Seller of:

    3.5.1    a transfer or transfers of the Armadillo Shares in favour of such persons as the Seller shall direct duly executed by the Company (or an indemnity for a lost certificate in usual terms);

    3.5.2    the share certificate representing the Armadillo Shares in the name of the Company; and

    3.5.3    the Stock Option Agreement duly signed by the Company.

3.6    For the avoidance of doubt the Armadillo Shares will be transferred with the benefit of all accrued rights including any outstanding dividends or distributions.

4. WAIVER AND RELEASE

4.1    Each of Company and Seller agree that on Completion the Subscription Agreement shall terminate, the parties shall be fully released from all obligations under the Subscription Agreement and that neither the Company nor the Seller shall have any claims, demands or causes of actions of any nature or kind whatsoever based upon or arising out of the Subscription Agreement and that each of them shall release all claims, rights or remedies they may have against the other (including their respective directors, officers and employees) arising from or in connection with the Subscription Agreement.

5. WARRANTIES

5.1    Company hereby warrants in this capacity ("Warrantor") for the benefit of Seller and Buyer ("Beneficiary") with respect to itself and its actions:

    5.1.1    Warrantor is properly established and validly existing under the laws of England with all necessary corporate power and authority to own and use its properties and assets and carry on its business as currently conducted.

    5.1.2    Warrantor has all necessary corporate power and authority to enter into and undertake the transaction contemplated hereby and to otherwise carry out its obligations hereunder. The execution and delivery of the Agreement by Warrantor and the undertaking of the transactions contemplated hereby has been duly authorized by all necessary actions by Warrantor. This Agreement is or will be a valid and binding obligation of Warrantor enforceable against it in accordance with its terms.

    5.1.3    The execution and performance of the Agreement by Warrantor does not and will not (i) conflict with or violate any provisions of the Warrantor's Articles of Association; (ii) constitute a default under, or give to others any rights of termination of, any agreement to which Warrantor is a party, including any indenture, loan or credit agreement; or (iii) result in a breach of any law, regulation, or other restriction of any kind. The business of the Warrantor is not being conducted in violation of any law, ordinance or regulation of any governmental authority.

    5.1.4    Warrantor is not required to obtain any consent or approval from any person in connection with the execution and performance by Warrantor of this Agreement.

    5.1.5    Warrantor is not involved in any proceedings and no proceedings or investigations are pending or, to the best knowledge of Warrantor, threatened which could materially affect the ability of Warrantor to perform its obligations hereunder on a timely basis.

5.2    By its signature hereto, the Company agrees and warrants that the Form 20-F filed by the Company with the Securities and Exchange Commission ("SEC") and provided to Seller and Buyer is true and correct in all material respects and includes all the facts and information required by the SEC's rules and regulations and all applicable laws.

5.3    It is an essential condition of this agreement:

    5.3.1    that the Liquidator contracts solely as agent of the Seller and shall incur nopersonal liability of whatsoever nature (whether directly or indirectly, express or implied) and howsoever arising including without prejudice to the foregoing generality, personal liability in respect of any action or actions of whatsoever nature and howsoever arising in pursuance of the Seller's rights and/or obligations under this agreement and whether such claim is formulated in contract and/or delict and/or tort and/or restitution or by reference to any other remedy or right, and in whatever jurisdiction or forum;

    5.3.2    that no claim which may be or become competent to the Buyer or the Company arising directly or indirectly from this agreement (or under any deed or other document executed in consequence hereof or on or under any associated or collateral agreement or arrangement) will lie against the Liquidator personally and the Liquidator shall be entitled at any time to have any such deeds, documents or others amended to include an exclusion of personal liability in terms of this clause 5.3; and

    5.3.3    that any personal liability of the Liquidator which would in terms of the Insolvency Act 1986 arise but for the provisions of this clause 5.3 is hereby expressly excluded.

5.4    The Liquidator has joined in as a party to this agreement solely for the purpose of obtaining the benefit of the provisions of this clause 5.3 and any other provisions of this agreement in his favour.

5.5    Nothing in this agreement shall constitute a waiver of any right of the Liquidator to be indemnified, or to exercise a lien, whether under the provisions of the Insolvency Act 1986 or otherwise howsoever.

5.6      For the purpose of this clause 5.3 references to "the Liquidator" where the context so permits shall mean and include his present and future firm or firms, partners and employees and any legal entity or partnership using in its name the words "Meston Reid", and the partners, members, officers, employees, advisers, representatives and agents of any such entity or partnership.

6.  DEALING IN SHARES

6.1    Seller and Buyer each hereby undertake that it shall not (save in the event of an intervening court order, or an offer for the entire share capital of the Company becoming or being declared unconditional):

    6.1.1    dispose of any interest in any Ordinary Shares before 30 June 2009; and

    6.1.2    save as set out in this Agreement, acquire any interest in any or charge Ordinary Shares before 30 June 2009 save, in either case, for any Ordinary Shares acquired pursuant to the exercise of the Charge or the Share Option Agreement.

  6.2    For these purposes, the expression 'dispose' shall extend to any sale, transfer, charge, pledge, encumbrance or grant of any option over or in respect of or an agreement to do any of these things (whether oral or in writing).

  6.3    Seller and Buyer each further undertake that:

    6.3.1    it will procure that no associated company of Seller or Buyer shall deal in Ordinary Shares in breach of clause 3.1; and

    6.3.2    it shall not directly or indirectly either on its own account or through the agency of another seek to manipulate the market in Ordinary Shares.

  6.4    Upon the issue and allotment of all of the Ordinary Shares pursuant to the Conversion, Buyer shall not own 30% or more of the issued share capital of the Company.

7.  GUARANTEE

7.1      In consideration of the Seller entering into this Agreement the Company, at the request of the Seller, hereby unconditionally guarantees to the Seller and its successors, transferees and assigns the payment by the Buyer of the First Deferred Payment and the Second Deferred Payment (together, the "Deferred Payments").

7.2      If the Buyer shall make default in the payment when due of the Deferred Payments, the Company shall, forthwith on demand by the Seller, unconditionally pay to the Seller in the manner prescribed in this Agreement an amount equal to the amount payable by the Buyer.

7.3      The guarantee contained in this Clause 7 shall be a continuing guarantee and shall continue in full force and effect until the Deferred Payments have been paid in full.

7.4      The Company shall not be exonerated or discharged nor shall its liability be affected by any forbearance, whether as to payment, time, performance or otherwise, or by any other indulgence being given to the Buyer or by any variation of the terms of this Agreement or by any act, thing, omission or means whatever which, but for this provision, might operate to exonerate or discharge the Company from its obligations under the guarantee contained in this Clause 7.

8. NOTICES

8.1    Any notice or other communication to be given by one party to another under, or in connection with the matters contemplated by this Agreement shall be addressed to the recipient and sent to the address or facsimile number of such other party given in this clause 5.1; and marked for the attention of the person so given or sent to such other address or facsimile number and/or marker for such other attention as such other party may from time to time specify by notice given in accordance with this clause to the party giving the relevant notice or communication to it. As at the date of this Agreement such details are:

          For the Company:
    Address:         38 Hertford Street, London W1J 7SG, UK

    Facsimile number:   323-372-3790

    For the attention of:   Elaine New

        For Buyer:
    Address:        38 Hertford Street

    Facsimile number:    323-372-3790

    For the attention of:   Elaine New

        For Seller:
    Address:        12 Carden Place, Aberdeen AB10 1UR

    Facsimile number:    01224 626 089

    For the attention of:   Michael Reid

8.2    Any notice or other communication to be given by any party to any other party under or in connection with the matters contemplated by this Agreement shall be in writing and shall be given by letter delivered by hand and by facsimile, and shall be deemed to have been received:

    8.2.1    in the case of delivery by hand, when delivered; or

    8.2.2    in the case of a facsimile, on acknowledgement of the addressee'sfacsimile receiving equipment (where such acknowledgement occurs before 17:00 on the day of acknowledgement) and in any other case on the day following the day of acknowledgement.

Any notice or other communication not received on a Business Day or received after 17:00 local time on any Business Day in the place of receipt shall be deemed to be received on the next following Business Day.

9.GENERAL

9.1    In entering into this Agreement and in any subsequent dealing with the Preference Shares, Buyer undertakes to the Company that it shall comply in all respects with all applicable laws, rules and regulations to which it is subject in its jurisdiction of incorporation and in any jurisdiction in which the Ordinary Shares are traded.

9.2    Nothing in this Agreement or in any document referred to in it shall constitute any of the parties a partner of any other, nor shall the execution, completion and implementation of this Agreement confer on any party any power to bind or impose any obligations to any third parties on any other party or to pledge the credit of any other party.

9.3    None of the parties may assign any of their respective rights or obligations under this Agreement in whole or in part.

9.4    This Agreement represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom.

9.5    No variation of this Agreement shall be effective unless made in writing and signed by or on behalf of the parties.

9.6    Nothing in this Agreement is intended to confer on any person any right to enforce any term of this Agreement which that person would not have had but for the Contract (Rights of Third Parties) Act 1999.

10. COUNTERPARTS

10.1 This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when executed and delivered shall constitute an original but all the counterparts shall together constitute but one and the same instrument.

11. GOVERNING LAW AND JURISDICTION

11 1 This Agreement shall be governed by, and construed in accordance with, English Law.

11.2 Each party irrevocably agrees that the Courts of England shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning this Agreement and any matter arising therefrom.

IN WITNESS whereof the parties have executed this Agreement on the day and year first above written.

SIGNED on behalf of
SEVEN ARTS PICTURES plc                                  /s/ Elaine New
Director

SIGNED on behalf of SMITH & WILLIAMSON TRUSTEES (JERSEY) LIMITED in its capacity as trustee of THE SEVEN ARTS PICTURES EMPLOYEE BENEFIT TRUST

EXECUTED for and on behalf of	)
ARMADILLO INVESTMENTS	)
LIMITED (in liquidation))

/s/ Authorised Signatory
at

on the day of Two thousand and eight by the Liquidator (without incurring personal liability on the part of the Liquidator) in the presence of this witness:

Witness

Full Name

Address